Exhibit 99.1

Physicians Formula Holdings, Inc. Updates Second Quarter and 2007 Outlook

Company Updates Full Year 2007 Net Sales Outlook to Range of $110 million to $115 million, an Increase of 15% to 21% over 2006 Net Sales, Compared to Previous 2007 Net Sales Range of $113 million to $116 million

Full Year 2007 GAAP EPS Outlook Updated to Range of $0.58 to $0.67, Compared to Previous 2007 GAAP EPS Range of $0.67 to $0.72

Net Sales for the First Six Months of 2007 Expected to Increase 12% to 14% over 2006 Net Sales and Gross Sales Outlook for the Same Period Expected to Increase 24% to 26%

Net Sales for Second Quarter of 2007 Expected to Decrease 5% to 9% compared to 2006 Net Sales and Gross Sales for the Same Period are Expected to Increase 6% to 10%

Company’s Market Share Continued to Expand in the Masstige Market during Second Quarter and First Six Months of 2007

AZUSA, Calif., July 9, 2007 — Physicians Formula Holdings, Inc. (Nasdaq: FACE) (“Physicians Formula” or the “Company”) updated its previously announced outlook for the second quarter ended June 30, 2007 and fiscal year ending December 31, 2007.

Second Quarter 2007 and First Six Months 2007 Outlook Compared to Same Periods in 2006:

•                  Net sales for the first six months of 2007 are expected to be in the range of $56.7 million to $57.7 million, an increase of 12% to 14% from $50.7 million for the same period in 2006.

•                  Gross sales for the first six months of 2007 are expected to be in the range of $81 million to $82 million, an increase of 24% to 26% from $65.2 million for the same period in 2006.

•                  Net income per diluted common share for the first six months of 2007 is expected to be in the range of $0.23 to $0.26 on approximately 14.5 million diluted common shares outstanding, and includes $0.05 per share of non-cash charge for stock-based compensation after tax and $0.04 per share of the one-time secondary equity offering costs after tax.  Excluding these items, adjusted net income per diluted common share is expected to be in the range of $0.32 to $0.35 for the first six months of 2007.

•                  Net sales for the second quarter of 2007 are expected to be in the range of approximately $21 million to $22 million, a decrease of 5% to 9% from $23.1 million for the same period a year ago.  The Company’s previous outlook for the second quarter of 2007 was for net sales to be in the range of approximately $24.5 million to $25.5 million.

•                  Gross sales for the second quarter of 2007 are expected to be in the range of $31.9 million to $32.9 million, an increase of 6% to 10% over $30.0 million for the same period in 2006.

•                  Net loss per diluted common share for the second quarter of 2007 is expected to be in range of $(0.07) to $(0.04) on approximately 14.5 million diluted common shares outstanding, compared to the previous outlook of a loss in the range of $(0.04) to $(0.01) per diluted common share, and includes $0.02 per share of non-cash charge for stock-based compensation after tax and $0.03 per share of the one-time secondary equity offering costs after tax.  Excluding these items, adjusted net (loss) income per diluted common share is expected to be in the range of $(0.02) to $0.01 for the second quarter of 2007.

Ingrid Jackel, Chief Executive Officer of Physicians Formula, stated, “Even though we achieved gross sales growth in the range of 24% to 26% for the first six months of 2007 and we continue to expand our market share in the masstige market, our updated outlook for net sales and earnings in the second quarter of 2007 is lower than we previously expected.  We believe there are three reasons for this:

(i) Beginning in the middle of May, overall industry growth, as reported by ACNielsen, has not been as strong as the corresponding period in 2006 and even though Physicians Formula has continued to experience stronger growth than the industry and we are expanding our market share, the softer consumer spending environment has especially affected the entire premium category;

(ii) We experienced a decrease in the purchase of our promotional pre-packs during the latter portion of the quarter from one of our top 4 retailers; and

(iii) We experienced a minor reduction in sales from a shift in some plan-o-gram set ups that occurred later in the second quarter than previously expected.”

Ms. Jackel continued, “Taking these factors into account, we believe that we are well positioned to achieve our updated 2007 sales and earnings outlook based on the following:

(i) In initial meetings with our retailer partners, our new 2008 product line has been well received. As a result, we expect to gain shelf space in most of our major retailers in the fourth quarter of 2007 when initial shipments of the new 2008 line will take place.

(ii) Due to the nature of our business, many of our costs will be lower in the latter half of 2007 including a large reduction in returns, allowances and discounts (contra-

revenue) such as cooperative advertising expenses and expenses associated with initial store set-ups.  In addition we expect minimal plan-o-gram reset markdowns and lower advertising expenses compared to the first half of 2007 because approximately 65% of our advertising budget for 2007 was spent in the first half of the year, in line with our historical practice.”

Ms. Jackel concluded, “The continued increase in our overall share of the masstige market is an indication that our problem-solution based products are providing our customers with the solutions they are looking for.  We are confident that our strategies and industry-leading position will yield significant long-term revenue and earnings growth for the Company.”

OUTLOOK

Third Quarter, 2007

The Company currently anticipates net sales for the third quarter of 2007 to be in the range of $21.5 million to $23.5 million.  Net income per diluted common share for the third quarter of 2007 is expected to be in the range of $0.01 to $0.04 on approximately 14.5 million diluted common shares outstanding.  The expected net income per diluted common share outlook includes an estimated non-cash charge for stock-based compensation after tax of approximately $0.02 per share.  Excluding this item, the estimated adjusted net income per diluted common share outlook would be in the range of $0.03 to $0.06 per share for the third quarter of 2007.

Fourth Quarter, 2007

The Company currently anticipates net sales for the fourth quarter of 2007 to be in the range of $32 million to $34 million.  Net income per diluted common share for the fourth quarter of 2007 is expected to be in the range of $0.34 to $0.37 on approximately 14.5 million diluted common shares outstanding.  The expected net income per diluted common share outlook includes an estimated non-cash charge for stock-based compensation after tax of approximately $0.02 per share.  Excluding this item, the estimated adjusted net income per diluted common share outlook would be in the range of $0.36 to $0.39 per share for the fourth quarter of 2007.

Full Year, 2007

The Company currently anticipates net sales for the fiscal year ended December 31, 2007 to be in the range of $110 million to $115 million, an increase of approximately 15% to 21% over the same period a year ago.  Net income per diluted common share for 2007 is expected to be in the range of $0.58 to $0.67 on approximately 14.5 million diluted common shares outstanding.  The net income per diluted common share outlook includes an estimated non-cash charge for stock-based compensation after tax of approximately $0.10 per share, as well as the one- time secondary equity offering costs after tax of approximately $0.04 per share. Excluding these items, the estimated adjusted net income per diluted common share outlook would be in the range of $0.72 to $0.81 per share for 2007.

The Company’s previous 2007 outlook presented on May 8, 2007, estimated net sales to be in the range of $113 million to $116 million and net income per diluted common share to be in the range of $0.67 to $0.72.  Excluding the before-mentioned non-cash and one-time items, the estimated adjusted net income per diluted common share outlook was previously expected to be in the range of $0.82 to $0.87 per share for 2007.

The Company expects full year 2007 gross margins to be comparable to full year 2006 gross margins.

U.S. Market Share Data ($ Share)

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L’Oreal, Max Factor, Neutrogena, Revlon and Vital Radiance. The following table sets forth the approximate market share, based on retail sales, of the Company’s products in total and for selected categories within the masstige market, as the Company defines it, based on ACNielsen (1) data for the 52 weeks ended June 16, 2007.

	52 Weeks Ended June 16, 2007
	Masstige ($ Share)	% Change vs. Prior Year ($ Share)
Total Company	7.2%	16%
Face	13.7%	20%
Eye	5.2%	4%

(1)             ACNielsen is an independent research entity.  ACNielsen data does not include Wal-Mart, which is the Company’s largest customer.

Non-GAAP Financial Measures

Physicians Formula presents gross sales before giving effect to returns, allowances and discounts and net income per diluted common share on an adjusted basis to exclude the impact of non-cash charges associated with stock-based compensation expense and certain one-time charges incurred in connection with its secondary equity offering.  Gross sales and adjusted net income per diluted common shares are not in accordance with generally accepted accounting principles in the United States (“GAAP”).

The items that are excluded from gross sales in arriving at net sales are: returns, allowances and discounts.  The Company presents gross sales because the Company believes that gross sales reflect the dollar value of shipments.  The Company believes that returns, allowances and discounts can vary significantly from period to period.  The Company presents gross sales because the Company believes that gross sales can facilitate a comparison of the Company’s current results with the Company’s historical results and provide useful information to investors on how the Company’s products are performing at retail, without regard to returns, allowances and discounts.   The Company’s management utilizes gross sales as an operating performance measure.

The items that are excluded from adjusted net income per diluted common share are: a non-cash charge for stock-based compensation and one-time charges incurred in connection with the Company’s secondary equity offering, which was completed in April 2007.  For purposes of adjusted net income per diluted common share, the adjusted pre-tax result is adjusted for a provision for income taxes at an assumed tax rate of 40%.  The Company presents adjusted net income per diluted common share because the Company believes that adjusted net income per diluted common share can facilitate a comparison of the Company’s current results with the Company’s historical results and provide useful information to investors on the Company’s profitability without regard to certain one-time items and certain non-cash items which do not directly affect the Company’s operating performance.  The Company also believes that it is useful to investors to provide disclosure of the Company’s results on the same basis as that used by its management.

Gross sales and adjusted net income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as substitutes for, analysis of the Company’s results as reported under GAAP.  Because of these limitations, gross sales and adjusted net income per diluted common share should not be considered as replacements for net sales and net income (loss) per diluted common share on a GAAP basis.  The Company compensates for these limitations by relying primarily on its GAAP results and using gross sales and adjusted net income per diluted common share only supplementally.

Reconciliations of net sales outlook in accordance with GAAP to gross sales outlook, and reconciliations of historical net sales in accordance with GAAP to historical gross sales are presented below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Consolidated Gross Sales	$31.9 - 32.9	$30.0	$81.0 - 82.0	$65.2
Consolidated Returns, Allowances and Discounts	(10.9)	(6.9)	(24.3)	(14.5)
Consolidated Net Sales	$21.0 - 22.0	$23.1	$56.7 - 57.7	$50.7

Reconciliations of net (loss) income per diluted common share outlook in accordance with GAAP to adjusted net (loss) income per diluted common share outlook are presented below:

	Three Months Ended	Six Months Ended
	June 30, 2007	June 30, 2007
Net (Loss) Income per Diluted Common Share	$(0.07) - (0.04)	$0.23 - 0.26
Adjustments to Net Loss per Diluted Common Share:
Secondary Offering Expense, net of tax effect	0.03	0.04
Stock-Based Compensation Expense, net of tax effect	0.02	0.05
Adjusted Net (Loss) Income per Diluted Common Share	$(0.02) - 0.01	$0.32 - 0.35

Reconciliations of net income per diluted common share outlook in accordance with GAAP to adjusted net income per diluted common share outlook are presented below:

	Outlook for	Outlook for	Revised Outlook for	Previous Outlook for
	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	September 30, 2007	December 31, 2007	December 31, 2007	December 31, 2007
Net Income per Diluted Common Share	$0.01 - 0.04	$0.34 - 0.37	$0.58 - 0.67	$0.67 - 0.72
Adjustments to Net Income per Diluted Common Share:
Secondary Offering Expense, net of tax effect	—	—	0.04	0.05
Stock-Based Compensation Expense, net of tax effect	0.02	0.02	0.10	0.10
Adjusted Net Income per Diluted Common Share	$0.03 - 0.06	$0.36 - 0.39	$0.72 - 0.81	$0.82 - 0.87

Conference Call

The Company will host a conference call to discuss these announcements. The conference call is scheduled to begin at 5:30 a.m. Pacific Time on Tuesday, July 10, 2007. Participants may access the call by dialing 800-811-8845 (domestic) or 913-981-4905 (international). In addition, the call will be webcast via the Company’s Web site at www.physiciansformula.com, Investor Relations, where it will also be archived. A telephone replay will be available through Monday July 24, 2007. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), passcode 4436646.

The Company expects to announce its results for the second quarter of 2007 on August 13, 2007.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or “masstige”, market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in over 26,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Albertsons.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as “anticipates,” “estimates”, “expects,” “believes,” “plans,” “predicts,” and similar terms. These forward-looking statements are based on current expectations, estimates and projections about the Company’s business and its industry, based on management’s beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the demand for the Company’s products; the Company’s ability to expand its product offerings; the competitive environment in the Company’s business; the Company’s operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company’s cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December, 31, 2006, filed March 16, 2007, and available at www.physiciansformula.com and the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

(FACE/F)

Contact:	John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100